EXHIBIT 3.1


                             Chapman and Cutler LLP
                             111 West Monroe Street
                            Chicago, Illinois  60603




                                  May 21, 2009


Matrix Capital Group, Inc.
420 Lexington Avenue, Suite 601
New York, New York 10170


     Re:                    Matrix Defined Trusts 7

Ladies and Gentlemen:

     We have served as counsel for Matrix Defined Trusts 7 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated May 21, 2009 (the "Indenture") among Matrix Capital Group, Inc., as depositor, evaluator and supervisor (the "Depositor") and The Bank of New York Mellon, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedules to the Indenture with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the "Units") of fractional undivided interest in and ownership of the trust of the Fund (the "Trust"), created under said Indenture.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the Units in the Trust have been duly authorized; and

          2. The certificates evidencing the Units in the Trust, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of such Trust and the Depositor in accordance with the terms thereof and such Units, when issued and delivered in accordance with the Indenture against payment of the consideration set forth in the Trusts prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-158530) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                Very truly yours,



                                /s/  CHAPMAN AND CUTLER LLP

MJK/mdd